The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus, product supplement, index supplement and tax supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated June 5, 2026

PROSPECTUS Dated April 8, 2026	Pricing Supplement No. 16,504 to
PRODUCT SUPPLEMENT Dated April 8, 2026	Registration Statement Nos. 333-293641; 333-293641-01
INDEX SUPPLEMENT Dated April 8, 2026	Dated , 2026
TAX SUPPLEMENT Dated April 8, 2026	Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in International Equities

$

Digital Basket-Linked Notes due

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of an equally weighted basket comprised of the Tokyo Stock Price Index and the iShares MSCI South Korea ETF, as measured from the trade date to and including the determination date (expected to be between 13 and 15 months after the trade date). The initial basket level is 100, and the final basket level on the determination date will equal the sum of the products, as calculated separately for each basket underlier, of: (i) the final underlier level multiplied by (ii) the applicable multiplier. The multiplier will equal, for each basket underlier, (i) the weighting of such basket underlier multiplied by 100 divided by (ii) the initial underlier level for such basket underlier. If the final basket level on the determination date is greater than or equal to the threshold level of 80.00% of the initial basket level, you will receive an amount equal to the threshold settlement amount (expected to be between $1,156.90 and $1,184.00 for each $1,000 face amount of your notes). However, if the final basket level on the determination date is less than the threshold level, the return on your notes will be negative, and you will lose some or all of your investment. You could lose your entire investment in the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the basket level from the initial basket level to the final basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the basket return is greater than or equal to -20.00% (the final basket level is greater than or equal to 80.00% of the initial basket level), the threshold settlement amount, which is expected to be between $1,156.90 and $1,184.00 (to be set on the trade date); or

●if the basket return is less than -20.00% (the final basket level is less than 80.00% of the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.25 times (c) the sum of the basket return plus 20.00%. Under these circumstances, you will lose some or all of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $976.10 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$10.90	$989.10
Total	$	$	$

(1)Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer, which will receive a fixed sales commission of 1.09% for each note they sell. For more information, see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2)See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 27.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Terms” on page 3 and “Additional Information About the Notes” on page 26.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus dated April 8, 2026

●Product Supplement dated April 8, 2026

●Index Supplement dated April 8, 2026

●Tax Supplement dated April 8, 2026

The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $976.10, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Basket Underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Underliers, instruments based on the Basket Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Threshold Level, the Buffer Rate and the Threshold Settlement Amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Digital Basket-Linked Notes, which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement and prospectus. All references to “Buffer Rate,” “Multiplier,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Basket Closing Level,” “Final Basket Level,” “Initial Basket Level,” “ Share Adjustment Factor,” “Original Issue Price,” “Stated Maturity Date,” “Threshold Amount,” “Trade Date,” “Basket,” “Basket Underlier” and “Basket Return” herein shall be deemed to refer to “downside factor,” “multiplier,” “payment at maturity,” “basket component closing value,” “valuation date,” “stated principal amount,” “basket closing value,” “final basket value,” “initial basket value,” “adjustment factor”, “issue price,” “maturity date,” “buffer amount,” “pricing date,” “basket,” “basket index” “basket ETF,” “share underlying index”, “basket return” and “basket percent change” respectively, as used in the accompanying product supplement. References herein to the “Threshold Settlement Amount” shall be deemed to refer to the sum of the “stated principal amount” and the “upside payment,” each as used in the accompanying product supplement. All references to “Basket Underlier” shall be deemed to refer to the respective underlying shares or underlying index, as applicable. We refer to the Tokyo Stock Price Index as the “Basket Index” and the iShares MSCI South Korea ETF as the “Basket ETF,” together, as the “Basket Underliers.”

If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.

Terms

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Basket:

Basket Underlier	Bloomberg Ticker Symbol	Basket Underlier Publisher or Share Underlying Index, as applicable	Basket Underlier Weighting	Initial Underlier Level*	Multiplier*
Tokyo Stock Price Index	TPX	JPX Market Innovation & Research, Inc. (“JPXI”)	50.00%
iShares MSCI South Korea ETF	EWY	MSCI Korea 25/50 Index	50.00%

* The Initial Underlier Levels and Multipliers will be determined on the Trade Date.

For more information on the Basket and the Basket Underliers, see “The Basket and the Basket Underliers” on page 20.

Notes: The accompanying product supplement refers to the notes as the “jump securities.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Basket Level is greater than or equal to the Threshold Level, the Threshold Settlement Amount; or

●if the Final Basket Level is less than the Threshold Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Buffer Rate times (c) the sum of the Basket Return and the Threshold Amount.

You will lose some or all of your investment at maturity if the Final Basket Level is less than the Threshold Level. Notwithstanding anything to the contrary in the accompanying product supplement, you will receive the Threshold Settlement Amount if the Final Basket Level is greater than or equal to the Threshold Level. Any payment of the Cash Settlement Amount is subject to our credit risk.

Initial Basket Level: 100, which will be equal to the sum of the products, as calculated separately for each Basket Underlier, of (i) the Initial Underlier Level and (ii) the applicable Multiplier

Initial Underlier Level: With respect to each Basket Underlier, to be determined on the Trade Date. The Initial Underlier Level may be higher or lower than the actual Closing Level of such Basket Underlier on the Trade Date; provided that the Initial Underlier Level for any Basket Underlier will not be higher than the highest level of such Basket Underlier on the Trade Date. See “Basket—Initial Underlier Level” above.

Basket Index: Tokyo Stock Price Index (the “TPX Index”)

Basket ETF: iShares MSCI South Korea ETF (the “EWY Shares”)

Share Underlying Index: MSCI Korea 25/50 Index

Final Underlier Level: With respect to the TPX Index, the Closing Level of such Basket Underlier on the Determination Date and with respect to the EWY shares, the Closing Level of such Basket Underlier multiplied by the Share Adjustment Factor on the Determination Date, except in the limited circumstances described under “Description of Securities—Postponement of Valuation Date(s)” on page S-51 of the accompanying product supplement, and subject to adjustment as provided under “Description of Securities—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” on page S-57 of the accompanying product supplement and “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” on page S-58 of the accompanying product supplement.

Basket Closing Level: On the Determination Date, the sum of the following, calculated separately for each Basket Underlier: (i) the Final Underlier Level multiplied by (ii) the applicable Multiplier

Share Adjustment Factor: With respect to the Basket ETF, as described under “Description of Securities—Some Definitions—adjustment factor” on page S-39 of the accompanying product supplement, and subject to adjustment in the case of certain events as described under “Description of Securities—Antidilution Adjustments for Securities linked to Exchange-Traded Funds” on page S-53 of the accompanying product supplement.

Final Basket Level: The Basket Closing Level on the Determination Date

Basket Return: The quotient of (i) the Final Basket Level minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage

Multiplier: The Multiplier for each Basket Underlier will be set on the Trade Date and will be equal to (i) the Basket Underlier Weighting of such Basket Underlier multiplied by 100 divided by (ii) the Initial

Underlier Level for such Basket Underlier. The Multiplier is based on such Basket Underlier’s respective Initial Underlier Level so that each Basket Underlier is reflected in the predetermined Initial Basket Level in accordance with its Basket Underlier Weighting.

Threshold Level: 80, which is 80.00% of the Initial Basket Level

Threshold Amount: 20%

Threshold Settlement Amount (to be set on the Trade Date): Expected to be between $1,156.90 and $1,184.00 for each $1,000 Face Amount of notes.

Buffer Rate: The quotient of the Initial Basket Level divided by the Threshold Level, which equals 125%

Trade Date:

Original Issue Date (Settlement Date) (to be set on the Trade Date): Expected to be the third scheduled Business Day following the Trade Date.

Determination Date (to be set on the Trade Date): Expected to be between 13 and 15 months after the Trade Date, subject to postponement as described in the accompanying product supplement on page S-51 under “Description of Securities—Postponement of Valuation Date(s).”

Stated Maturity Date (to be set on the Trade Date): Expected to be the second scheduled Business Day following the Determination Date, subject to postponement as described below. The Stated Maturity Date is a pricing term and will be determined by us on the Trade Date.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day for a Basket Underlier or if a market disruption event occurs with respect to a Basket Underlier on that day so that the date on which the Final Underlier Level for all Basket Underliers has been determined falls less than two Business Days prior to the scheduled Stated Maturity Date, the Stated Maturity Date of the notes will be postponed to the second Business Day following such date.

Closing Level: With respect to the Basket Index, as described under “Description of Securities—Some Definitions—index closing value” on page S-40 of the accompanying product supplement and, with respect to the Basket ETF, as described under “Description of Securities—Some Definitions—share closing price” on page S-44 of the accompanying product supplement.

Business Day: As described under “Description of Securities—Some Definitions—business day” on page S-39 of the accompanying product supplement

Trading Day: With respect to the Tokyo Stock Price Index, as described under “Description of Securities—Some Definitions—index business day” on page S-40 of the accompanying product supplement. The product supplement refers to a Trading Day as an “index business day.”

With respect to the iShares MSCI South Korea ETF, as described under “Description of Securities—Some Definitions—trading day” on page S-44 of the accompanying product supplement.

Market disruption event:

“Market disruption event” means, with respect to the Tokyo Stock Price Index:

(i) the occurrence or existence of:

(a)a suspension, absence or material limitation of trading of securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange, or

(b)a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index), or futures or options contracts, if available, relating to such Basket Underlier (or successor index) or the securities then constituting 20 percent or more, by weight, of such Basket Underlier during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate, or

(c)the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Basket Underlier (or successor index), or in futures or options contracts, if available, relating to securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in a Basket Underlier is suspended, absent or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Underlier shall be based on a comparison of (x) the portion of the value of such Basket Underlier attributable to that security relative to (y) the overall value of such Basket Underlier, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on a Basket Underlier, or futures or options contracts, if available, relating to securities then constituting 20 percent or more, by weight, of a Basket Underlier, by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Basket Underlier and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to a Basket Underlier are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Market disruption event” means, with respect to the iShares MSCI South Korea ETF: “Description of Securities—Some Definitions—market disruption event” on page S-41 of the accompanying product supplement.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Basket Level. The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61781GGR6

ISIN: US61781GGR65

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the Basket and the Basket Underliers, as applicable, on the Determination Date could have on the Cash Settlement Amount.

The examples below are based on a range of Final Basket Levels and Final Underlier Levels that are entirely hypothetical; no one can predict what the level of the Basket will be on any day during the term of the notes, and no one can predict what the Final Basket Level will be on the Determination Date. The Basket Underliers have at times experienced periods of high volatility — meaning that the levels of the Basket Underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Basket Underliers, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Threshold Level:	80.00%
Hypothetical Threshold Settlement Amount:	$1,156.90 per $1,000 Face Amount of notes (115.690% of the Face Amount) (the midpoint of the expected range set forth on the cover of this pricing supplement)
Minimum Cash Settlement Amount:	None
Buffer Rate:	Approximately 125%
Threshold Amount:	20.00%

●Neither a market disruption event nor a non-Trading Day occurs on the Determination Date.

●No discontinuation of the Basket Underliers, no change of the policies of the Basket ETF’s investment adviser and no alteration of the method by which the Basket Index or Share Underlying Index is calculated.

●Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date.

Moreover, we have not yet set the Initial Underlier Level for each Basket Underlier that will serve as the baselines for determining the Basket Return and the amount that we will pay on the notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level for each Basket Underlier may differ substantially from the level of such Basket Underlier at any time prior to the Trade Date.

For these reasons, the actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket and the Basket Underliers shown elsewhere in this document. For information about the historical levels of each Basket Underlier during recent periods, see “The Basket and The Basket Underliers” below.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amounts, based on the corresponding hypothetical Final Basket Levels (expressed as a percentage of the Initial Basket Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each

$1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	115.690%
175.000%	115.690%
150.000%	115.690%
125.000%	115.690%
120.000%	115.690%
115.000%	115.690%
110.000%	115.690%
105.000%	115.690%
100.000%	115.690%
95.000%	115.690%
85.000%	115.690%
80.000%	115.690%
75.000%	93.750%
50.000%	62.500%
25.000%	31.250%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be approximately 31.250% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose approximately 68.750% of your investment. If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If, for example, the Final Basket Level were determined to be 150.000% of the Initial Basket Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Hypothetical Threshold Settlement Amount (expressed as a percentage of the Face Amount), or 115.690% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would not benefit from any increase in the Final Basket Level above 80.00% of the Initial Basket Level.

Payoff Diagram

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes), if the Final Basket Level (expressed as a percentage of the Initial Basket Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of less than the Threshold Level of 80% (the section left of the 80% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100% of the Face Amount of notes (the section below the 100% marker on the vertical axis), and, accordingly, would result in a loss of some or all of the Face Amount. The chart also shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of greater than or equal to 80% (the section right of the 80% marker on the horizontal axis) would result in a capped return on your investment and a Cash Settlement Amount equal to the Threshold Settlement Amount.

Hypothetical Payoff Diagram

Scenario Analysis and Examples of Cash Settlement Amount at Maturity

Below are three examples of how the Cash Settlement Amount you receive at maturity, if any, will be calculated based on hypothetical Initial Underlier Levels, Final Underlier Levels and Multipliers for each of the Basket Underliers. As shown below, any increase in the level of one of the Basket Underliers may be moderated, or wholly offset, by lesser increases or declines in the level of the other Basket Underlier. The following examples are based on hypothetical data and are provided for illustrative purposes only. The numbers appearing in the examples below may have been rounded for ease of analysis.

The hypothetical Initial Underlier Level for each Basket Underlier of 100.00 has been chosen for illustrative purposes only and does not represent a likely Initial Underlier Level for that Basket Underlier. For historical data showing the actual historical levels of the Basket Underliers, please see the information set forth under “The Basket and the Basket Underliers” below.

Example 1:  Both of the Basket Underliers appreciate over the term of the notes. The Final Basket Level is greater than the Threshold Level. The Cash Settlement Amount is equal to the hypothetical Threshold Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
Tokyo Stock Price Index (50.00% weighting)	100.00	140.00	+ 40.00%	0.50000	70.00
iShares MSCI South Korea ETF (50.00% weighting)	100.00	120.00	+20.00%	0.50000	60.00
			Final Basket Level:		130.00
			Basket Return:		30.00%

In this example, both of the hypothetical Final Underlier Levels are greater than or equal to the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Threshold Level of 80.00.  Because the hypothetical Final Basket Level of 130.00 is greater than the Threshold Level, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity for each $1,000 Face Amount of notes would equal:

Cash Settlement Amount = the hypothetical Threshold Settlement Amount

Cash Settlement Amount = $1,156.90

Example 2.  One Basket Underlier appreciates, while the other Basket Underlier depreciates, over the term of the notes. The Final Basket Level is less than the Threshold Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
Tokyo Stock Price Index (50.00% weighting)	100.00	110.00	10.00%	0.50000	55.00
iShares MSCI South Korea ETF (50.00% weighting)	100.00	20.00	-80.00%	0.50000	10.00
			Final Basket Level:		65.00
			Basket Return:		-35.00%

In this example, the hypothetical Final Underlier Level of the Tokyo Stock Price Index is greater than its applicable hypothetical Initial Underlier Level and the hypothetical Final Underlier Level for the iShares MSCI South Korea ETF is less than its hypothetical Initial Underlier level

Because the hypothetical Final Basket Level of 65.00 is less than the Threshold Level of 80.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + [$1,000 × 1.25 × (-35.00% + 20.00%)] = $812.50

Example 3.  Both of the Basket Underliers depreciate over the term of the notes. The Final Basket Level is less than the Threshold Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
Tokyo Stock Price Index (50.00% weighting)	100.00	50.00	- 50.00%	0.50000	25.00
iShares MSCI South Korea ETF (50.00% weighting)	100.00	60.00	- 40.00%	0.50000	30.00
			Final Basket Level:		55.00
			Basket Return:		-45.00%

In this example, both of the hypothetical Final Underlier Levels are less than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being significantly less than the Threshold Level of 80.00.  Because the hypothetical Final Basket Level of 55.00 is less than the Threshold Level of 80.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + [$1,000 × 1.25 × (-45.00% + 20.00%)] = $687.50

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the Final Basket Level has declined by an amount greater than the Threshold Amount of 20% from the Initial Basket Level, the Cash Settlement Amount will be less than the Face Amount of the notes by an amount proportionate to the decline in the level of the Basket below the Threshold Level of 80% of the Initial Basket Level times the Buffer Rate of 125%. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Appreciation Potential Of The Notes Is Limited By The Threshold Settlement Amount

The appreciation potential of the notes is limited by the Threshold Settlement Amount of $1,156.90 to $1,184.00 per note, or 115.69% to 118.40% of the Face Amount. The actual Threshold Settlement Amount will be determined on the Trade Date. Because the Cash Settlement Amount will be limited to 115.69% to 118.40% of the Face Amount for the notes, any increase in the Final Basket Level over the Threshold Level will not increase the return on the notes, even if the Final Basket Level is significantly greater than the Initial Basket Level.

The Stated Maturity Date Of The Notes Is A Pricing Term And Will Be Determined By Us On The Trade Date

We will not fix the Stated Maturity Date until the Trade Date, and so you will not know the exact term or the Determination Date of the notes at the time that you make your investment decision. The term could be as short as approximately 1 year and 1 month, and as long as approximately 1 year and 3 months. You should be willing to hold your Notes for up to approximately 1 year and 3 months, and the Stated Maturity Date selected by us could have an impact on the value of the notes. For example, if the Basket appreciates, a note with a shorter term will result in a higher annualized return based on that appreciation than a note with a longer term. In addition, the Basket may be lower on the actual Determination Date and the Cash Settlement Amount may be lower than if the Determination Date and Stated Maturity Date had been set differently in the two-month range.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Threshold Level and the Threshold Settlement Amount on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Threshold Level will not offer the same measure of protection to your investment as would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Additionally, the Cash Settlement

Amount will be limited to the Threshold Settlement Amount, which would represent a lower percentage return relative to your initial investment than it would have been had you purchased the notes at the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Basket and each Basket Underlier at any time, volatility (frequency and magnitude of changes in value) of each of the Basket Underliers, the dividend yields of each Basket Underlier and the stocks composing the Share Underlying Index, the actual or expected positive or negative correlation among the Basket Underliers, or the actual or expected absence of any such correlation, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Underliers or equities markets generally and which may affect the Final Underlier Levels of the Basket Underliers, the occurrence of certain events affecting the EWY Shares that may or may not require an adjustment to the Share Adjustment Factor, and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the Basket Underliers may be, and have been, volatile, and we can give you no assurance that the volatility will lessen. See “The Basket and The Basket Underliers ” below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Amount Payable On The Notes Is Not Linked To The Levels Of The Basket Underliers At Any Time Other Than The Determination Date

The Final Basket Level will be based on the Closing Levels of the Basket Underliers on the Determination Date, subject to adjustment for non-Trading Days and certain market disruption events. Even if the levels of one or both of the Basket Underliers appreciate prior to the Determination Date but then drop by the Determination Date, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the levels of the Basket Underliers prior to such drop. Although the actual levels of the Basket Underliers on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Levels on the Determination Date, the Cash Settlement Amount will be based solely on the Closing Levels of the Basket Underliers on the Determination Date as compared to their respective Initial Underlier Levels.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling,

Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Return On Your Notes May Change Significantly Despite Only A Small Incremental Change In The Basket Level

If the Final Basket Level is less than the Threshold Level, you will receive less than the Face Amount on your notes and you could lose up to all of your investment in the notes. This means that while a Basket Return greater than or equal to -20.00% will result in a Cash Settlement Amount on the Stated Maturity Date equal to the Threshold Settlement Amount, a decrease in the Final Basket Level to less than the Threshold Level will result in a loss of some or all of the principal amount of the notes, despite only a small incremental change in the level of the Basket.

Investing In The Notes Is Not Equivalent To Investing Directly In Either of The Basket Underliers Or The Stocks Composing The Basket Index or the Share Underlying Index

Investing in the notes is not equivalent to investing directly in either of the Basket Underliers or any of their component stocks or the stocks composing the Share Underlying Index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Basket Underliers or the stocks that constitute the Share Underlying Index.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. will determine the Initial Underlier Levels, the Final Underlier Levels and the Final Basket Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and antidilution events, the selection of a successor index with respect to the TPX Index, whether to make any adjustments to the adjustment factor or calculation of the Final Underlier Level in the event of a market disruption event with respect to a Basket Underlier or discontinuance of a Basket Underlier. These potentially subjective determinations may adversely affect the Cash Settlement Amount at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Antidilution Adjustments for Securities linked to Exchange-Traded Funds,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Basket Underliers or the Share Underlying Index), including trading in the Basket Underliers, the Share Underlying Index or the component stocks of the TPX Index or the Share Underlying Index, and Basket Underliers as well as in other instruments related to the Basket Underliers or the Share Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Index or the Share Underlying Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlier Levels, and, therefore, could increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the levels of the Basket Underliers on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to any compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Offered By This Pricing Supplement Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

RISKS RELATING TO THE BASKET UNDERLIERS

The Basket Underliers Reflect The Price Return Of The Stocks Composing Each Basket Underlier, Not A Total Return

The return on the notes is based on the performance of the Basket Underliers, which reflect the changes in the market prices of the stocks composing each Basket Underlier and the Share Underlying Index. The Basket Underliers are not, however, “total return” underliers, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks. The return on the notes will not include such a total return feature.

Changes In The Level Of One Of The Basket Underliers May Offset Changes In The Level Of The Other

Movements in the levels of the Basket Underliers may not correlate with each other. At a time when the level of one Basket Underlier increases, the level of the other Basket Underlier may not increase as much, or may decline. Therefore, in calculating the Basket Return, increases in the level of one Basket Underlier may be moderated, or wholly offset, by lesser increases or declines in the level of the other Basket Underlier. If the Final Basket Level is less than the Threshold Level, you will receive at maturity an amount that is less, and that may be significantly less, than the Face Amount of your notes, and which could be zero.

Adjustments To The Basket Index Could Adversely Affect The Value Of The Notes

The publisher of the TPX Index (JPXI) may add, delete or substitute the stocks constituting the TPX Index or make other methodological changes that could change the level of such Basket Underlier. JPXI may also discontinue or suspend calculation or publication of the TPX Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued TPX Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the Final Underlier Level for the TPX Index will be determined based on the closing prices at maturity of the securities composing the TPX Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the TPX Index last in effect prior to discontinuance of the TPX Index.

The Notes Are Subject To Risks Associated With Investments In Securities Linked To The Value Of Foreign Equity (And Especially Emerging Markets) Securities

The notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the Share Underlying Index have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

The Level Of The Basket ETF Is Subject To Currency Exchange Risk

Because the level of the Basket ETF is based on the U.S. dollar value of its constituent stocks, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the Basket ETF, the level of the Basket ETF will be adversely affected and the Cash Settlement Amount may be reduced.

Of particular importance to potential currency exchange risk are:

●existing and expected rates of inflation;

●existing and expected interest rate levels;

●the balance of payments; and

●the extent of governmental surpluses or deficits in the countries represented in the Share Underlying Index and United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the Underlier, the United States and other countries important to international trade and finance.

Adjustments To The Basket ETF or the Share Underlying Index Could Adversely Affect The Value Of The Notes

The investment advisor to the Basket ETF, iShares® Inc., seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the Basket ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. The publisher of the Basket ETF may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes that could change the value of the Share Underlying Index. The publisher may also discontinue or suspend calculation or publication of the Share Underlying Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Share Underlying Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the Final Underlier Level for such Basket Underlier will be determined based on the closing prices at maturity of the securities composing the Basket Underlier at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such Basket Underlier last in effect prior to discontinuance of such Basket Underlier.

The Performance And Market Price Of The Basket ETF, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of The Share Underlying Index, The Performance Of The Component Securities Of The Share Underlying Index Or The Net Asset Value Per Share Of The Basket ETF

The Basket ETF does not fully replicate the Share Underlying Index and may hold securities that are different than those included in the Share Underlying Index. In addition, the performance of the Basket ETF will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Basket ETF and the Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Basket ETF may impact the variance between the performances of the Basket ETF and the Share Underlying Index. Finally, because the shares of the Basket ETF are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Basket ETF may differ from the net asset value per share of the Basket ETF. In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Basket ETF may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Basket ETF may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Basket ETF, and their ability to create and redeem shares of the Basket ETF may be disrupted. Under these circumstances, the market price of shares of the Basket ETF may vary substantially from the net asset value per share of the Basket ETF or the level of the Share Underlying Index. For all of the foregoing reasons, the performance of the Basket ETF may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the Basket ETF. Any of these events could materially and adversely affect the price of the shares of the Basket ETF and, therefore, the value of the notes. Additionally, if market volatility or these events were to occur on the Determination Date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the notes. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Basket ETF on the Determination Date, even if the Basket ETF are underperforming the Share Underlying Index or the component securities of the Share Underlying Index and/or trading below the net asset value per share of the Basket ETF.

The Antidilution Adjustments The Calculation Agent Is Required To Make Do Not Cover Every

Event That Could Affect The Basket ETF

MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the

Basket ETF. However, the calculation agent will not make an adjustment for every event that could affect the Basket ETF. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

Past Performance Is No Guide to Future Performance

The actual performance of the Basket Underliers over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Basket Underliers or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Basket Underliers. You should also note that JPX Market Innovation & Research, Inc. (“JPXI”) implemented methodology changes to the TOPIX® Index that were carried out in stages through January 2025. Among other things, this means that, with respect to the TOPIX® Index, limited historical Underlier performance information is available incorporating the changes that have been carried out. Specifically, prior to April 4, 2022, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”). On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting was reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025.

Because revisions to the composition of the TOPIX® Index were carried out in several stages over a period of approximately 2.25 years, historical performance of the Underlier that reflects all changes was not available until the final stage of revisions had been implemented in January 2025. You may receive less, and possibly significantly less, than the Face Amount per note if you are able to sell your notes prior to maturity.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The Basket consists of two equally weighted Basket Underliers: the Tokyo Stock Price Index (50.00%) and the iShares MSCI South Korea ETF (50.00%). The actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount you receive at maturity, if any, may bear little relation to the historical levels of the Basket and the Basket Underliers or to the hypothetical return examples set forth herein.

Historical Information

The following graph is calculated to show the performance of the Basket during the period from January 1, 2021 through June 3, 2026, assuming the Basket Underliers were weighted as set forth herein and that the weightings were set on January 1, 2021 such that the initial basket level of the Basket were 100, and illustrates the effect of the offset and/or correlation among the Basket Underliers during such period. The graph does not take into account the Threshold Settlement Amount, nor does it attempt to show your expected return on an investment in the notes. The historical values of the Basket should not be taken as an indication of its future performance.

The Tokyo Stock Price Index

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPXI. The TOPIX® Index tracks the performance of select stocks that trade on the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. In January 2025, JPX Market Innovation & Research, Inc. began the second phase of revisions of the Tokyo Stock Price Index, introducing a new stock selection process and periodic reviews. Component stocks that were components of the Tokyo Stock Price Index as of the last business day of January 2025 remained as its components. However, component stocks that are not selected for continuation under the stock selection process in the first periodic review occurring in October 2026 will have their weighting gradually reduced in eight stages on the last business day of each quarter beginning in October 2026 and ending in July 2028. Subject to re-evaluation after the fourth stage, such stocks will be removed from the Tokyo Stock Price Index on the last business day of July 2028. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, the Basket Underlier Publisher’s website (including information regarding the TOPIX® Index’s (i) top ten constituents and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on June 3, 2026:

Bloomberg Ticker Symbol:	TPX
Current Index Value:	3,996.20

The following graph sets forth the daily Closing Levels of the TOPIX® Index for each quarter in the period from January 1, 2021 through June 3, 2026. The Closing Level of the TOPIX® Index on June 3, 2026 was 3,996.20. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The TOPIX® Index has at times experienced periods of high volatility. The actual performance of the TOPIX® Index over the term of the notes may bear little relation to the historical Closing Levels of the TOPIX® Index or to the hypothetical return examples set forth herein. We cannot predict the future performance of the TOPIX® Index. You should not take the historical levels of the TOPIX® Index as an indication of its future performance, and no assurance can be given as to the Closing Level of the TOPIX® Index on the Determination Date.

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

iShares MSCI South Korea ETF

The iShares MSCI South Korea ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of an index composed of South Korean equities, which currently is the MSCI Korea 25/50 Index. The investment advisor with respect to the iShares MSCI South Korea ETF is iShares® Inc., which is a registered investment company. It is possible that the Basket ETF may not fully replicate the performance of its Share Underlying Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the investment advisor pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Securities and Exchange Commission file numbers 033-97598 and 811-09102, respectively, through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the Basket ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Basket ETF is accurate or complete.

Information as of market close on June 3, 2026:

Bloomberg Ticker Symbol:	EWY UP
Current Index Value:	$212.96

The following graph sets forth the daily Closing Levels of the EWY Shares for each quarter in the period from January 1, 2021 through June 3, 2026. The Closing Level of the EWY Shares on June 3, 2026 was $212.96. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The EWY Shares have at times experienced periods of high volatility. The actual performance of the EWY Shares over the term of the notes may bear little relation to the historical Closing Levels of the EWY Shares or to the hypothetical return examples set forth herein. We cannot predict the future performance of the EWY Shares. You should not take the historical levels of the EWY Shares as an indication of its future performance, and no assurance can be given as to the Closing Level of the EWY Shares on the Determination Date.

This document relates only to the notes offered hereby and does not relate to the EWY Shares.  We have derived all disclosures contained in this document regarding the Fund from the publicly available documents described above.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Fund.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the level of the EWY Shares (and therefore the level of the EWY Shares at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EWY Shares.

We and/or our affiliates may presently or from time to time engage in business with the Fund.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the EWY Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Fund as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EWY Shares.

The notes are not sponsored, endorsed, sold, or promoted by the Fund.  The Fund makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  The Fund has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Korea 25/50 Index. The MSCI Korea 25/50 Index seeks to measure the performance of large and mid-capitalization segments of the Korean equity market. The MSCI Korea 25/50 Index applies certain investment limits that are imposed on RICs under the current U.S. Internal Revenue Code. The MSCI Korea 25/50 Index covers approximately 85% of the free float-adjusted market capitalization in Korea. The share underlying index publisher with respect to the MSCI Korea 25/50 Index is MSCI Inc., or any successor thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying tax supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ADDITIONAL INFORMATION ABOUT THE NOTES

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Threshold Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the Face Amount. Additionally, the Threshold Settlement Amount would represent a lower (or higher) percentage return than it would have had you purchased the notes at the Face Amount. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 13 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers, in futures and/or options contracts on the Basket Underliers, or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the levels of the Basket Underliers on the Trade Date, and therefore increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers, futures or options contracts on the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the levels of the Basket Underliers, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations: Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest: We expect to agree to sell to MS & Co., and MS & Co. expects to agree to purchase from us, the aggregate face amount of the offered notes specified on the cover of this pricing supplement. MS & Co. proposes initially to offer the notes to an unaffiliated securities dealer at the price to public set forth on the cover of this pricing supplement less a concession of 1.09% of the face amount. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the Threshold Settlement Amount, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the third scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than one Business Day after the Trade Date, purchasers who wish to transact in the notes more than one Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement, index supplement, tax supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus.